Exhibit 99.1

7 Village Circle, Suite 100 Westlake, Texas 76262	Press Release Investor Relations/Media Contact: Faith Pomeroy-Ward: 817-837-1208
MiddleBrook Pharmaceuticals Secures $10 Million Revolving Line of Credit
WESTLAKE, Texas (July 1, 2009) — MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK), a specialty pharmaceutical company focused on developing and commercializing novel anti-infective products, announced today that it has obtained a two-year $10 million revolving line of credit for working capital needs from Silicon Valley Bank. The revolving line of credit is subject to a borrowing base of trade accounts receivable and inventories and is secured by the Company’s assets, excluding intellectual property. The credit facility contains customary covenants, including financial covenants requiring MiddleBrook to maintain a minimum tangible net worth.
“This commercial line of credit will provide us with greater financial flexibility in managing our cash balances to support our business objectives and commercialize MOXATAG®,” said Dave Becker, executive vice president and chief financial officer of MiddleBrook. “As a management team, we have a long history of working with Silicon Valley Bank, and we are pleased to be doing business with them again.”
MiddleBrook Pharmaceuticals Reports Inducement Grants
Under NASDAQ Marketplace Rule 4350
MiddleBrook Pharmaceuticals also announced today that on June 30, 2009, it granted options to purchase a total of 3,500 shares of MiddleBrook’s common stock to two (2) new employees as a material inducement for them to join MiddleBrook. The options were granted pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and under MiddleBrook’s New Hire Stock Incentive Plan, which was approved by MiddleBrook’s Board of Directors on Sept. 26, 2008. The options have a per share exercise price equal to the closing price of MiddleBrook’s common stock on the NASDAQ Global Market on the business day immediately preceding the grant date, a ten-year term and vesting over four years, with 25 percent of the options vesting one year from the grant date and 1/48th of the options vesting monthly thereafter. The options have a grant date of June 30, 2009.
About MiddleBrook Pharmaceuticals:
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on developing and commercializing anti-infective products that fulfill unmet medical needs. We have developed a proprietary delivery technology called PULSYS®, which enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. We are currently developing a portfolio of anti-infective PULSYS products. Our near-term corporate strategy is to improve dosing regimens and/or reduce frequency of dosing which we believe will result in improved patient dosing convenience and compliance for antibiotics that have been used and trusted by physicians and patients for decades. MiddleBrook currently markets KEFLEX®, the immediate-release brand of cephalexin, and MOXATAG — the first and only FDA-approved once-daily amoxicillin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.

About Silicon Valley Bank:
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.
FORWARD-LOOKING STATEMENTS:
Some of the statements contained in this press release contain forward-looking statements, within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, that reflect our current plans, beliefs, estimates and views with respect to, among other things, future events and financial performance. In some cases, forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “potential,” “estimate,” “will,” “may,” “predict,” “should,” “could,” “would” and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You should not regard the inclusion of this forward-looking information as a representation by us or any other person that we will achieve the future plans, estimates or expectations contained in this press release. You should specifically consider the factors identified in this press release that could cause actual results to differ. In addition, there are or will be important factors that could cause our actual results to differ materially from those in the forward-looking statements. We believe these factors include, but are not limited to, those identified in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in similar disclosures made by us from time to time in our other filings with the SEC. We operate in a continually changing business environment, and new risks and uncertainties emerge from time to time. Management cannot predict these new risks or uncertainties, nor can it assess the impact, if any, that any such risks or uncertainties may have on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those projected in any forward-looking statement. Accordingly, the risks and uncertainties to which we are subject can be expected to change over time, and we undertake no obligation to update publicly or review the risks or uncertainties described in this press release. We also undertake no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise. If one or more of the risks or uncertainties referred to in this press release materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we have projected. We qualify all of our forward-looking statements by these cautionary statements.

KEFLEX, KEFLEX 250 MG, KEFLEX 500MG, KEFLEX 750 MG, MiddleBrook, MiddleBrook Pharmaceuticals (stylized), MiddleBrook Pharmaceuticals, Inc., M1 (stylized), MOX-10, MOXAKIT, MOXATAG1 (stylized), MOXATAG, MOXATEN, MOXPAK, MOX-PAK and PULSYS are our trademarks and have been registered in the U.S. Patent and Trademark Office or are the subject of pending U.S. trademarks applications. Each of the other trademarks, tradenames, or service marks appearing in this document belongs to the respective holder, as used herein, except as otherwise indicated by the context. References to “we,” “us,” “our,” “MiddleBrook,” or the “Company,” refer to MiddleBrook Pharmaceuticals, Inc., and its subsidiaries.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor Relations/Media Contact: Faith Pomeroy-Ward 817-837-1208